Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Reports Second Quarter 2015 Earnings
Adjusted EPS increased 20.6 percent from last year; Comparable sales rose 2.4 percent

•
Second quarter Adjusted EPS of $1.22 was above the company’s expected range of $1.04 to $1.14. The Company now expects full-year 2015 Adjusted EPS of $4.60 to $4.75, compared with prior guidance of $4.50 to $4.65.

•	Second quarter comparable sales growth of 2.4 percent was in line with the company’s expectations, driven primarily by growth in comparable transactions.

•
Comparable sales in signature categories (Style, Baby, Kids and Wellness) grew three times faster than the company average, resulting in comparable sales growth of four to five percent in both Home and Apparel.

•	Digital channel sales increased 30 percent, contributing 0.6 percentage points to comparable sales growth.

•	Target returned $1.0 billion to shareholders in the second quarter through dividends and share repurchases.

MINNEAPOLIS (Aug 19, 2015) - Target Corporation (NYSE: TGT) today reported second quarter 2015 adjusted earnings per share from continuing operations1 (Adjusted EPS) of $1.22, up 20.6 percent from $1.01 in 2014. GAAP EPS from continuing operations were $1.21, compared with $0.61 in second quarter 2014. The tables attached to this press release provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

[1]Adjusted EPS, a non-GAAP financial measure, excludes restructuring charges and the impact of certain matters not related to the Company’s single segment, such as discontinued operations, data breach expenses and certain other expenses that are discretely managed. See the “Discontinued Operations Update” and “Miscellaneous” sections of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Announces Second Quarter 2015 Earnings - Page 2 of 5
“We’re very pleased with our second quarter financial results, as traffic growth, strong sales in our signature categories and continued expense discipline drove better-than-expected profitability,” said Brian Cornell, chairman and CEO of Target. “While the momentum in our financial results is encouraging, we have much more to accomplish. Looking ahead, we are focused on making further progress against our strategic priorities and are committed to improving operations as we move through the important back-to-school, back-to-college and holiday seasons.”
Fiscal 2015 Earnings Guidance
In third quarter 2015, Target expects Adjusted EPS of $0.79 to $0.89 compared with $0.79 in third quarter 2014.
The Company now expects full-year 2015 Adjusted EPS of $4.60 to $4.75, compared with prior guidance of $4.50 to $4.65.
Segment Results
Second quarter 2015 sales increased 2.8 percent to $17.4 billion from $17.0 billion last year, reflecting a 2.4 percent increase in comparable sales combined with sales from new stores. Digital channel sales grew 30 percent and contributed 0.6 percentage points to comparable sales growth. Segment earnings before interest expense and income taxes (EBIT) were $1,350 million in second quarter 2015, an increase of 17.5 percent from $1,149 million in 2014.
Second quarter EBITDA and EBIT margin rates were 10.9 percent and 7.7 percent, respectively, compared with 9.9 percent and 6.8 percent in 2014. Second quarter gross margin rate was 30.9 percent, compared with 30.4 percent in 2014, reflecting the benefit of annualizing heightened promotional markdowns in second quarter 2014, and a favorable merchandise mix in second quarter 2015. Second quarter SG&A expense rate was 19.9 percent in 2015, compared with 20.5 percent in 2014, reflecting ongoing cost savings initiatives and expense timing.

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Target Corporation Announces Second Quarter 2015 Earnings - Page 3 of 5
Interest Expense and Taxes from Continuing Operations
The Company’s second quarter 2015 net interest expense was $148 million, compared with $433 million last year. Last year’s interest expense included a $285 million charge related to the early retirement of debt. Second quarter 2015 effective income tax rate from continuing operations was 34.6 percent, compared with 33.7 percent last year, driven primarily by the impact on the consolidated tax rate from higher pretax earnings.
Shareholder Returns
In second quarter 2015, the Company repurchased 8.2 million shares of common stock at an average price of $81.94, for a total investment of $675 million. The Company also paid dividends of $331 million during second quarter 2015, an increase of 22 percent from $272 million last year. In total, the Company returned $1,006 million to shareholders in second quarter 2015, representing more than 133 percent of net income.
Year-to-date, the company has repurchased 15.2 million shares at an average price of $81.41, for a total investment of $1.2 billion. Under the current $10 billion share repurchase program, through second quarter 2015, the Company has repurchased 65.1 million shares of common stock at an average price of $67.19, for a total investment of approximately $4.4 billion.
For the trailing twelve months through second quarter 2015, after-tax return on invested capital (ROIC) was 13.3 percent, compared with 11.3 percent for the twelve months through second quarter 2014. See the “Reconciliation of Non-GAAP Financial Measures” section of this release for additional information about the Company’s ROIC calculation.
Discontinued Operations Update
Target Canada Co. completed a court-approved real estate sales process during second quarter 2015. Consistent with expectations, after-tax losses from discontinued operations were $20 million in second quarter 2015, compared with $157 million last year. Second quarter losses from discontinued operations include an increase to the Company’s accrual for estimated probable losses, primarily guarantees of leases, and adjustments to the tax benefit from our investment loss in Canada.

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Target Corporation Announces Second Quarter 2015 Earnings - Page 4 of 5
Certain assets and liabilities of Target’s discontinued operations are based on estimates. The recorded assets include estimated receivables, and the remaining liabilities include accruals for estimated losses related to claims that may be asserted against Target Corporation, primarily under guarantees of certain leases. These estimates involve significant judgment and are based on currently available information, an assessment of the validity of certain claims and estimated payments by the Canada Subsidiaries. These estimates are subject to change, and the Company believes it is reasonably possible that adjustments to these amounts could be material to its results of operations in future periods. Any such adjustments would be recorded in discontinued operations.
Conference Call Details
Target Corporation will webcast its second quarter earnings conference call at 9:30 a.m. CST today. Investors and the media are invited to listen to the call at Target.com/Investors (hover over “company” then click on “events & presentations” in the “investors” column). A telephone replay of the call will be available beginning at approximately 11:30 a.m. CST today through the end of business on August 21, 2015. The replay number is (855) 859-2056 (passcode: 50798511).
Miscellaneous
Statements in this release regarding third quarter and full-year 2015 earnings per share guidance and future expenses related to discontinued operations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Jan. 31, 2015.

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Target Corporation Announces Second Quarter 2015 Earnings - Page 5 of 5
In addition to the GAAP results provided in this release, the Company provides Adjusted EPS for the three- and six-month periods ended Aug. 1, 2015, and Aug. 2, 2014. The Company also provides ROIC for the twelve-month periods ended Aug. 1, 2015, and Aug. 2, 2014, respectively, which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between the Company and its competitors. Adjusted EPS, capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s ongoing retail operations. Management believes ROIC is useful in assessing the effectiveness of its capital allocation over time. The most comparable GAAP measure for adjusted diluted EPS is diluted EPS from continuing operations. The most comparable GAAP measure for capitalized operating lease obligations and operating lease interest is total rent expense. Adjusted EPS, capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate Adjusted EPS and ROIC differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.
About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,799 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, that giving equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
(millions, except per share data) (unaudited)	August 1, 2015	August 2, 2014	Change	August 1, 2015	August 2, 2014	Change
Sales	$17,427	$16,957	2.8%	$34,546	$33,614	2.8%
Cost of sales	12,051	11,798	2.1	23,962	23,546	1.8
Selling, general and administrative expenses	3,495	3,599	(2.9)	7,009	6,974	0.5
Depreciation and amortization	551	537	2.5	1,090	1,049	4.0
Earnings before interest expense and income taxes	1,330	1,023	30.0	2,485	2,045	21.5
Net interest expense	148	433	(65.6)	305	585	(48.0)
Earnings before income taxes	1,182	590	100.3	2,180	1,460	49.3
Provision for income taxes	409	199	105.7	756	498	51.9
Net earnings from continuing operations	773	391	97.6	1,424	962	48.0
Discontinued operations, net of tax	(20)	(157)	(87.8)	(36)	(309)	(88.4)
Net earnings	$753	$234	221.9%	$1,388	$653	112.7%
Basic earnings/(loss) per share
Continuing operations	$1.21	$0.62	96.9%	$2.23	$1.52	46.8%
Discontinued operations	(0.03)	(0.25)		(0.06)	(0.49)
Net earnings per share	$1.18	$0.37	220.7%	$2.17	$1.03	111.1%
Diluted earnings/(loss) per share
Continuing operations	$1.21	$0.61	96.8%	$2.21	$1.51	46.7%
Discontinued operations	(0.03)	(0.25)		(0.06)	(0.49)
Net earnings per share	$1.18	$0.37	220.6%	$2.16	$1.02	110.9%
Weighted average common shares outstanding
Basic	635.8	633.5	0.4%	638.3	633.4	0.8%
Dilutive impact of share-based awards	5.2	4.9	0	5.4	4.9
Diluted	641.0	638.4	0.4%	643.7	638.3	0.8%
Antidilutive shares	—	5.1		—	5.2

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions)	August 1, 2015	January 31, 2015	August 2, 2014
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents, including short term investments of $1,985, $1,520 and $3	$2,742	$2,210	$766
Inventory (a)	8,269	8,290	7,929
Assets of discontinued operations	97	1,333	693
Other current assets (a)	2,250	2,254	2,166
Total current assets	13,358	14,087	11,554
Property and equipment
Land	6,120	6,127	6,109
Buildings and improvements	26,726	26,613	26,231
Fixtures and equipment	5,145	5,329	5,042
Computer hardware and software	2,550	2,552	2,280
Construction-in-progress	494	424	652
Accumulated depreciation	(15,452)	(15,093)	(14,182)
Property and equipment, net	25,583	25,952	26,132
Noncurrent assets of discontinued operations	456	442	5,705
Other noncurrent assets	989	923	1,064
Total assets	$40,386	$41,404	$44,455
Liabilities and shareholders’ investment
Accounts payable	$6,944	$7,759	$6,986
Accrued and other current liabilities	3,768	3,783	3,644
Current portion of long-term debt and other borrowings	841	91	294
Liabilities of discontinued operations	60	103	412
Total current liabilities	11,613	11,736	11,336
Long-term debt and other borrowings	11,883	12,705	12,625
Deferred income taxes	1,319	1,321	1,233
Noncurrent liabilities of discontinued operations	276	193	1,333
Other noncurrent liabilities	1,353	1,452	1,495
Total noncurrent liabilities	14,831	15,671	16,686
Shareholders’ investment
Common stock	53	53	53
Additional paid-in capital	5,271	4,899	4,561
Retained earnings	9,099	9,644	12,611
Accumulated other comprehensive loss
Pension and other benefit liabilities	(444)	(561)	(408)
Currency translation adjustment and cash flow hedges	(37)	(38)	(384)
Total shareholders’ investment	13,942	13,997	16,433
Total liabilities and shareholders’ investment	$40,386	$41,404	$44,455
Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 630,446,029, 640,213,987 and 633,644,605 shares issued and outstanding at August 1, 2015, January 31, 2015 and August 2, 2014, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at August 1, 2015, January 31, 2015 or August 2, 2014.

(a) At August 1, 2015, $464 million of pharmacy prescription inventory is classified as held for sale and included in other current assets. At January 31, 2015 and August 2, 2014, $500 million and $479 million, respectively, of pharmacy prescription inventory has been reclassified to conform with the current period presentation.

 Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Six Months Ended
(millions) (unaudited)	August 1, 2015	August 2, 2014
Operating activities
Net earnings	$1,388	$653
Losses from discontinued operations, net of tax	(36)	(310)
Net earnings from continuing operations	1,424	963
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	1,090	1,049
Share-based compensation expense	54	40
Deferred income taxes	(45)	(158)
Loss on debt extinguishment	—	285
Noncash (gains)/losses and other, net	(34)	26
Changes in operating accounts:
Inventory	18	(130)
Other assets	156	179
Accounts payable and accrued liabilities	(697)	(319)
Cash provided by operating activities—continuing operations	1,966	1,935
Cash provided by/ (required for) operating activities—discontinued operations	823	(421)
Cash provided by operations	2,789	1,514
Investing activities
Expenditures for property and equipment	(710)	(881)
Proceeds from disposal of property and equipment	13	44
Proceeds from sale of business	8	—
Cash paid for acquisitions, net of cash assumed	—	(20)
Other investments	38	46
Cash required for investing activities—continuing operations	(651)	(811)
Cash provided by/ (required for) investing activities—discontinued operations	19	(171)
Cash required for investing activities	(632)	(982)
Financing activities
Change in commercial paper, net	—	109
Additions to long-term debt	—	1,993
Reductions of long-term debt	(54)	(2,039)
Dividends paid	(665)	(545)
Repurchase of stock	(1,237)	—
Stock option exercises and related tax benefit	331	55
Cash required for financing activities	(1,625)	(427)
Effect of exchange rate changes on cash and cash equivalents	—	3
Net increase in cash and cash equivalents	532	108
Cash and cash equivalents at beginning of period	2,210	695	(a)
Cash and cash equivalents at end of period	$2,742	$803	(b)

(a) Includes cash of our discontinued operations of $25 million at February 1, 2014.
(b) Includes cash of our discontinued operations of $37 million at August 2, 2014.

 Subject to reclassification

TARGET CORPORATION

Segment Results

	Three Months Ended			Six Months Ended
(millions) (unaudited)	August 1, 2015	August 2, 2014	Change	August 1, 2015	August 2, 2014	Change
Sales	$17,427	$16,957	2.8%	$34,546	$33,614	2.8%
Cost of sales	12,051	11,798	2.1	23,962	23,546	1.8
Gross margin	5,376	5,159	4.2	10,584	10,068	5.1
SG&A expenses(a)	3,475	3,473	0.1	6,883	6,817	1.0
EBITDA	1,901	1,686	12.7	3,701	3,251	13.8
Depreciation and amortization	551	537	2.5	1,090	1,049	4.0
EBIT	$1,350	$1,149	17.5%	$2,611	$2,202	18.5%
Note: We operate as a single segment which includes all of our continuing operations, excluding net interest expense, data breach related costs and certain other expenses that are discretely managed. Our segment operations are designed to enable guests to purchase products seamlessly in stores, online or through mobile devices. Beginning with the first quarter of 2015, segment EBIT includes the impact of the reduction of the beneficial interest asset. For comparison purposes, prior year segment EBIT has been revised.
(a) SG&A includes $159 million and $311 million of net profit-sharing income under our credit card program agreement for the three and six months ended August 1, 2015, respectively, and $156 million and $305 million for the three and six months ended August 2, 2014, respectively.

	Three Months Ended		Six Months Ended
Segment Rate Analysis (unaudited)	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Gross margin rate	30.9%	30.4%	30.6%	30.0%
SG&A expense rate	19.9	20.5	19.9	20.3
EBITDA margin rate	10.9	9.9	10.7	9.7
Depreciation and amortization expense rate	3.2	3.2	3.2	3.1
EBIT margin rate	7.7	6.8	7.6	6.6
Note: Rate analysis metrics are computed by dividing the applicable amount by sales.

	Three Months Ended		Six Months Ended
Sales by Channel (unaudited)	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Stores	97.3%	97.8%	97.2%	97.9%
Digital	2.7	2.2	2.8	2.1
Total	100%	100%	100%	100%

	Three Months Ended		Six Months Ended
Comparable Sales (unaudited)	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Comparable sales change	2.4%	—%	2.4%	(0.2)%
Drivers of change in comparable sales
Number of transactions	1.6	(1.3)	1.3	(1.8)
Average transaction amount	0.8	1.3	1.1	1.7
Selling price per unit	3.8	3.0	4.5	2.4
Units per transaction	(2.9)	(1.7)	(3.2)	(0.7)
Note: Amounts may not foot due to rounding.

Contribution to Comparable Sales Change (unaudited)	Three Months Ended		Six Months Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Stores channel comparable sales change	1.8%	(0.6)%	1.7%	(0.7)%
Digital channel contribution to comparable sales change	0.6	0.6	0.7	0.5
Total comparable sales change	2.4%	—%	2.4%	(0.2)%
Note: Amounts may not foot due to rounding.

	Three Months Ended		Six Months Ended
REDcard Penetration (unaudited)	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Target Debit Card	12.0%	11.1%	12.0%	11.2%
Target Credit Cards	10.1	9.7	9.8	9.4
Total REDcard Penetration	22.1%	20.8%	21.8%	20.6%
Note: Amounts may not foot due to rounding.

	Number of Stores			Retail Square Feet(a)
Number of Stores and Retail Square Feet (unaudited)	August 1, 2015	January 31, 2015	August 2, 2014	August 1, 2015	January 31, 2015	August 2, 2014
Expanded food assortment stores	1,297	1,292	1,278	167,659	167,026	165,198
SuperTarget stores	249	249	249	44,151	44,151	44,152
General merchandise stores	239	240	259	27,847	27,945	30,121
CityTarget stores	9	8	8	987	820	820
TargetExpress stores	5	1	1	92	21	21
Total	1,799	1,790	1,795	240,736	239,963	240,312
(a)  In thousands: reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes restructuring costs, net expenses related to the 2013 data breach and other matters presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate Adjusted EPS differently than we do, limiting the usefulness of the measure for comparisons with other companies. Prior year amounts have been revised to present Adjusted EPS on a continuing operations basis.

Adjusted EPS	Three Months Ended
	August 1, 2015			August 2, 2014
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$1.21			$0.61	96.8%
Adjustments
Restructuring costs (a)	$11	$8	$0.01	$—	$—	$—
Data Breach-related costs (b)	9	5	0.01	111	71	0.11
Loss on early retirement of debt	—	—	—	285	174	0.27
Impairments	—	—	—	16	9	0.01
Resolution of income tax matters	—	(5)	(0.01)	—	—	—
Adjusted diluted earnings per share from continuing operations			$1.22			$1.01	20.6%

	Six Months Ended
	August 1, 2015			August 2, 2014
(millions, except per share data)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
GAAP diluted earnings per share from continuing operations			$2.21			$1.51	46.7%
Adjustments
Restructuring costs (a)	$114	$72	$0.11	$—	$—	$—
Data Breach-related costs (b)	12	7	0.01	129	83	0.13
Loss on early retirement of debt	—	—	—	285	174	0.27
Impairments	—	—	—	16	9	0.01
Card brand conversion costs (c)	—	—	—	13	8	0.01
Resolution of income tax matters	—	(8)	(0.01)	—	(1)	—
Adjusted diluted earnings per share from continuing operations			$2.32			$1.93	20.1%
Note: Amounts may not foot due to rounding. Beginning with the first quarter 2015, we no longer adjust for the reduction of the beneficial interest asset because it is no longer meaningful. For comparison purposes, prior year Adjusted EPS has been revised.
(a) Costs related to our previously announced corporate restructuring.
(b) For the three and six months ended August 1, 2015, we recorded $9 million and $12 million of pretax Data Breach-related expenses, respectively, primarily for legal and other professional services. For the three and six months ended August 2, 2014, we recorded $148 million and $175 million of pretax expenses, respectively. Along with legal and other professional services, the 2014 expenses included an increase to the accrual for what we believe to be the vast majority of actual and potential Data Breach-related claims, including claims by payment card networks. We also recorded expected insurance proceeds of $38 million and $46 million for the three and six months ended August 2, 2014, respectively, for net pretax expenses of $111 million and $129 million.
(c) Expense related to converting the co-branded REDcard program to MasterCard.

We have also disclosed after-tax return on invested capital for continuing operations (ROIC), which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between us and our competitors. We believe this metric provides a meaningful measure of the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently than we do, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital

Numerator	Trailing Twelve Months
(dollars in millions) (unaudited)	August 1, 2015	August 2, 2014
Earnings from continuing operations before interest expense and income taxes	$4,974	$4,301
+ Operating lease interest (a)(b)	90	94
Adjusted earnings from continuing operations before interest expense and income taxes	5,064	4,395
- Income taxes (c)	1,694	1,492
Net operating profit after taxes	$3,370	$2,903

Denominator (dollars in millions) (unaudited)	August 1, 2015	August 2, 2014	August 2, 2013
Current portion of long-term debt and other borrowings	$841	$294	$1,828
+ Noncurrent portion of long-term debt	11,883	12,625	11,386
+ Shareholders' equity	13,942	16,433	16,020
+ Capitalized operating lease obligations (b)(d)	1,497	1,573	1,631
- Cash and cash equivalents	2,742	766	810
- Net assets of discontinued operations	217	4,653	4,165
Invested capital	$25,204	$25,506	$25,890
Average invested capital (e)	$25,356	$25,698

After-tax return on invested capital	13.3%	11.3%
(a) Represents the hypothetical capitalization of our operating leases, using eight times our trailing twelve months rent expense and an estimated interest rate of six percent.
(b) See the following Reconciliation of Capitalized Operating Leases table for the adjustments to our GAAP total rent expense to obtain the hypothetical capitalization of operating leases and related operating lease interest.
(c) Calculated using the effective tax rate for continuing operations, which was 33.4% and 33.9% for the trailing twelve months ended August 1, 2015 and August 2, 2014.
(d) Calculated as eight times our trailing twelve months rent expense.
(e) Average based on the invested capital at the end of the current period and the invested capital at the end of the prior period.

Capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is total rent expense. Capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.

Reconciliation of Capitalized Operating Leases	Trailing Twelve Months
(dollars in millions) (unaudited)	August 1, 2015	August 2, 2014	August 2, 2013
Total rent expense	$187	$197	$204
Capitalized operating lease obligations (Total rent expense x 8)	1,497	1,573	1,631
Operating lease interest (Capitalized operating lease obligations x 6%)	90	94	n/a
Subject to reclassification